Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925
April 13, 2006                                               NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE                                      INTERNET: http://www.walgreens.com

WALGREEN CO. NAMES JEFFREY A. REIN CEO

DEERFIELD, Ill. - Walgreen Co. today announced that President Jeffrey A. Rein will become chief executive officer, effective July 12, 2006, coinciding with the company’s next board of directors meeting. He will retain his title as president. Current CEO and Chairman David W. Bernauer, who will turn 62 later this month, will continue as chairman. The moves are part of Walgreens long-range leadership succession planning.
Bernauer will remain actively engaged in day-to-day business operations, maintaining oversight of corporate strategy, information technology, law and government affairs.
Rein, 54, a pharmacist, earned his accounting degree in 1974 and his pharmacy degree in 1980 from the University of Arizona in Tucson. He joined Walgreens as an assistant manager in 1982 and was promoted to store manager in 1984, district manager in 1990, divisional vice president and treasurer in 1996 and vice president of marketing systems and services in 2000. He was named executive vice president of marketing in 2001 and promoted to president and chief operating officer in 2003.
Rein’s career has followed the traditional path of other top Walgreen managers. "Most importantly, Jeff started in the stores," said Bernauer. "He’s had proven success building our people and our business in the Southwest, and he’s done the same at the national level through 10 very productive years in several key corporate positions. There isn’t a segment of our

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business in which Jeff hasn’t been intimately involved, and he’s a key player in our strategy and operations. He’s providing strong, energizing leadership as president and will continue to do so as CEO."

Walgreen Co. is the nation’s largest drugstore chain with fiscal 2005 sales of $42.2 billion. The company operates 5,193 stores in 45 states and Puerto Rico. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

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